Exhibit 99.1

Whitestone REIT Announces Quarterly Dividend of $0.15 Per Share, Payable in
Three Monthly Payments of $0.05 Per Share

HOUSTON, Nov. 19, 2007 (PRIME NEWSWIRE) -- Whitestone REIT, which owns and manages 37 commercial properties in Texas and Arizona, announced today that the Board of Trustees has approved a dividend of $0.15 per common share for the first quarter of 2008.

The dividend is payable in three monthly payments of $.05 per share. Dividend payments will be made on or about the first day of January, February and March.

Chairman and Chief Executive Officer James Mastandrea said, "We are pleased to continue to pay our dividend at $0.15 per quarter based on an increase in occupancy for properties owned and the strengthening and team work of our leasing and property management staffs."

"From June 30 to November 2, our occupancy rate rose to 84.9% from 81.7%," Mastandrea said.

"Our volume of new leases, including new tenants, renewals, and expansions from the period of January 2007 through September 2007 totaled approximately 700,000 square feet, with a total lease value of $33.1 million in revenues over the duration of the leases," he added.

"This strengthening of our business supports the trustees' decision to continue with the dividend at its current level," he concluded.

ABOUT WHITESTONE REIT

Whitestone REIT owns and operates retail, office and office warehouse properties, 33 of which are in the Houston area, two office buildings in Dallas, a retail plaza in San Antonio and office complex in a Carefree, AZ. For more information go to http://www.whitestonereit.com

Forward-Looking Statement:

This report includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, and the impact of competitive services and pricing and general economic risks and uncertainties.

CONTACT:	Whitestone REIT
Dick Vaughan, Vice President of Marketing and
Public Relations
713-827-9595, Ext. 3034